Exhibit 10.44

FIRST AMENDMENT

TO

CRIIMI MAE INC. DEFERRED COMPENSATION PLAN

The CRIIMI MAE Inc. Deferred Compensation Plan is amended as follows effective as of January 1, 2005:

1.                                       Section 10(a) entitled “Commencement of Payment” is amended to add as the last sentence thereof the following:

Notwithstanding this Section 10(a) and Section 10(d), payments to a “key” employee, as defined in Code Section 416(i) without regard to paragraph (5) thereof, shall not be made or commence until the last business day of the second calendar quarter after the Participant incurs a  Termination of Service other than by reason of death.

2.                                       Section 10(f) entitled “Emergency Payments” is amended to add as the last sentence thereof the following:

Notwithstanding the above, the term “unforeseeable emergency” shall be interpreted consistent with any regulations or rulings promulgated under Code Section 409A(a)(2)(B)(ii).

3.                                       Section 10(g) entitled “Payments following a Change in Control” is deleted in its entirety and the following is substituted.

(g)                                 Vesting following a Change in Control.  Unless the Board shall determine otherwise at the time of the grant of a Restricted Stock Unit, the Restricted Stock Unit (and any dividend equivalents attributable to same) to the extent not then vested shall become one hundred percent (100%) vested immediately prior to a Change in Control.  The grant agreement evidencing the Restricted Stock Unit shall set forth any such provisions.

4.                                       Section 11(b) is deleted in its entirety and the following is substituted:

(b)                                 Except as provided otherwise in the Plan, in the event of the liquidation or dissolution of the Company or a merger or consolidation of the Company (a “Transaction”), each Participant shall be entitled to receive in respect of each Share subject to any outstanding Restricted Stock Unit upon payment, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Restricted Stock Unit prior to such Transaction (unless the Restricted Stock Units have then become 100% vested under Section 10(g)).

5.                                       The last sentence of Section 13 is deleted and the following sentence is substituted:

Notwithstanding the foregoing, to the extent set forth in the agreement evidencing a transaction resulting in a Change in Control, or to the extent determined by the Board in its sole discretion, all Restricted Stock Units that are outstanding upon a Change in Control which meets the requirements of section IV(B) of IRS Notice 2005-1, or any successor notices, regulations or rulings, shall be cancelled, the Plan shall be terminated and each Participant will be entitled to receive a lump sum cash payment in an amount equal to his or her Account Balance within 12 months of the Change in Control.